Tecnoglass Announces Timing of Regular Quarterly Dividend for Fourth Quarter 2018

BARRANQUILLA, Colombia – January 9, 2019 - Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today announced that its Board of Directors has declared a regular quarterly dividend of $0.14 per share, or $0.56 per share on an annualized basis, for the fourth quarter of 2018. The dividend will be paid on February 28, 2019 to shareholders of record as of the close of business on January 31, 2019.

The dividend will be paid in cash or ordinary shares, to be chosen at the option of holders of ordinary shares during an election period beginning February 1, 2019 and lasting until 5:00 P.M. Eastern Time on February 15, 2019. The value of the ordinary shares to be used to calculate the number of shares to be issued with respect to that portion of the dividend payable in ordinary shares shall be the average of the closing price of the Company’s ordinary shares on NASDAQ during the period from February 1, 2019 through February 15, 2019. If no choice is made during this election period, the dividend for this election period will be paid in ordinary shares of the Company.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies over 900 customers in North, Central and South America, with the United States accounting for more than 75% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

Chief Financial Officer

305-503-9062

investorrelations@tecnoglass.com